Exhibit 16.1

17 February 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir/Madam

We have read the statements made pursuant to Item 16F(a) of Form 20-F in the paragraphs entitled “Changes in Registrant’s Certifying Accountant” of NatWest Group plc’s Annual Report on Form 20-F dated 17 February 2026, and we agree with the statements made in paragraphs two, four and five therein. We are not in a position to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

London, United Kingdom

17 February 2026